EXHIBIT 10.52
January 21, 2011
Philippe Geyres
63 Rue Des Saints-Peres
75006 Paris
France
Dear Philippe,
We are pleased to make this contingent offer of employment to you with Trident Microsystems, Inc. (“TMI”), in the position of Interim Chief Executive Officer reporting to the Board of Directors (“Board”). You are currently employed by Trident Digital Systems (UK) Ltd as Executive Director (“Executive Director”) on terms set forth in an offer letter dated January 21, 2011 (the “Executive Director Agreement”). As described below, we have requested that you seek a visa to work in the United States, and under the provisions described below, we are making you this contingent offer to become the Interim Chief Executive Officer of TMI (“Interim CEO”).
The details of this offer, including the compensation package, are as follows:
1. TMI will file the appropriate documents and petition with U.S. Citizenship and Immigration Services requesting H-1B work authorization for you. If such petition is granted, we will assist you in applying for an H-1B visa(the “H-1B Visa”). Upon your initial entry into the U.S. with the H-1B visa, (i) you will become an employee of TMI with the title Interim Chief Executive Officer, (ii) you agree that you will relocate temporarily to the United States and move your principal place of business and place of employment to our office in Sunnyvale, California and (iii) we will pay for, or reimburse you for, reasonable local housing and rental car expenses. The Chairman of the Compensation Committee will review and approve any housing arrangements in advance.
2. If you are appointed Interim Chief Executive Officer of TMI, we will assume the obligations under the Executive Director Agreement and such terms shall become binding upon you and TMI, provided that all payments made thereunder shall, after the date of such assumption, be made in U.S. dollars.
3. We will pay, or reimburse you for, reasonable legal fees incurred with respect to the review of this letter and your visa application.
4. TMI will indemnify you for your activities as TMI’s Interim CEO as provided under your current Indemnification Agreement with TMI.
To the extent you are subject to U.S. income taxation, for purposes of compliance with Section 409A of the Internal Revenue Code, any reimbursement of expenses to which you are entitled under this agreement will be paid in accordance with TMI’s policy and in all events will (a) be paid no later than the last day of the calendar year following the calendar year in which the expense was incurred, (b) not affect or be affected by the amount of expenses for which you are eligible for reimbursement in any other calendar year, and (c) not be subject to liquidation or exchange for another benefit.
While you are employed under Executive Director Agreement, and if and after you become TMI’s Interim CEO, you will continue as a member of the Board of Directors, but will no longer be deemed independent and will step down from the Audit Committee immediately. You will not receive compensation for your TMI Board work while serving as Executive Director or as Interim CEO. After the appointment of a new CEO of TMI, other than yourself,

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you will be expected to continue on the TMI Board and will be deemed independent as soon as the regulatory requirements permit, from which time you will be compensated according to the then current Board compensation policy.
Within three (3) days of the start of your employment by TMI, you will be required to complete the following:
• Your employment with TMI is “at will”; it is for no specified term, and may be terminated by you or TMI at any time, with or without cause or advance notice. As a condition of your employment, you will be required to sign TMI’s standard form of Employment, Proprietary Information and Invention Assignment Agreement.
• Provide acceptable documentation of proof of your eligibility to work in the United States as required by the Immigration and Naturalization Act (I-9).
TMI is a dynamic, fast growing company whose success depends upon the contributions of talented individuals such as you. Please acknowledge your agreement to this contingent offer by signing below. Should you have any questions or if you need additional information, please feel free to contact me.
Sincerely,

/s/ Shirley Olerich
Shirley Olerich
Vice President, Human Resources

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Please indicate your acceptance of this contingent offer of employment by countersigning below:

/s/ Philippe Geyres
Philippe Geyres
Dated: January 21, 2011

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